Exhibit 99.1

CONTEXTLOGIC INC.

2022 NEW EMPLOYEE EQUITY INCENTIVE PLAN

(AS ADOPTED ON JANUARY 27, 2022)

CONTEXTLOGIC INC.

2022 NEW EMPLOYEE EQUITY INCENTIVE PLAN

ARTICLE 1. INTRODUCTION.

The Board adopted the Plan to become effective immediately. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by: (a) encouraging Employees to focus on critical long-range corporate objectives, (b) encouraging the attraction and retention of Employees with exceptional qualifications, and (c) linking Employees directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which shall be NSOs), SARs, Restricted Shares, and Restricted Stock Units. The Plan is designed to attract new employees and is intended to satisfy the requirements of Nasdaq Marketplace Rule 5635. Capitalized terms used in this Plan are defined in Article 14.

ARTICLE 2. ADMINISTRATION.

2.1 General. The Committee shall administer the Plan. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. In addition, each member of Committee shall meet the following requirements:

(a) Any listing standards prescribed by the principal securities market on which the Company’s equity securities are traded;

(b) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Exchange Act Rule 16b-3 (or its successor); and

(c) Any other requirements imposed by applicable law, regulations or rules.

2.2 Committee Responsibilities. The Committee shall: (a) select the Employees who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements, and other features and conditions of such Awards, (c) interpret the Plan and Awards granted under the Plan, (d) determine whether, when, and to what extent an Award has become vested and/or exercisable and whether any performance-based vesting conditions have been satisfied, (e) make, amend, and rescind rules relating to the Plan and Awards granted under the Plan, including rules relating to sub-plans established for the purposes of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws, (f) impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by a Participant of any Common Shares issued pursuant to an Award, including restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales, and (g) make all other decisions relating to the operation of the Plan and Awards granted under the Plan. In addition, with regard to the terms and conditions of Awards granted to Employees outside of the United States, the Committee may vary from the provisions of the Plan to the extent it determines it necessary or appropriate to do so.

2.3 Effect of Committee’s Decisions. The Committee’s decisions, determinations, and interpretations shall be final and binding on all interested parties.

2.4 Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be (i) authorized but unissued shares, or (ii) treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed the sum of: (a) 12,000,000 Common Shares, plus (b) the additional Common Shares described in Article 3.2. The Company shall reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of the Plan. The numerical limitations in this Article 3.1 shall be subject to adjustment pursuant to Article 9.

3.2 Shares Returned to Reserve. To the extent that Options, SARs, Restricted Stock Units, or other Awards are forfeited, cancelled, or expire for any reason before being exercised or settled in full, the Common Shares subject to such Awards shall again become available for issuance under the Plan. If SARs are exercised or Restricted Stock Units are settled, then only the number of Common Shares (if any) actually issued to the Participant upon exercise of such SARs or settlement of such Restricted Stock Units, as applicable, shall reduce the number of Common Shares available under Article 3.1 and the balance shall again become available for issuance under the Plan. If Restricted Shares or Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision, repurchase right, or for any other reason, then such Common Shares shall again become available for issuance under the Plan. Common Shares applied to pay the Exercise Price of Options or to satisfy withholding obligations for Tax-Related Items related to any Award shall again become available for issuance under the Plan. To the extent that an Award is settled in cash rather than Common Shares, the cash settlement shall not reduce the number of Shares available for issuance under the Plan.

3.3 Awards Not Reducing Share Reserve. To the extent permitted under applicable exchange listing standards, any dividend equivalents paid or credited under the Plan with respect to Restricted Stock Units shall not be applied against the number of Common Shares that may be issued under the Plan, whether or not such dividend equivalents are converted into Restricted Stock Units.

ARTICLE 4. ELIGIBILITY.

Only Employees shall be eligible for the grant of Awards.

ARTICLE 5. OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2 Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option, which number shall adjust in accordance with Article 9.

5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant.

5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become vested and/or exercisable. The vesting and exercisability conditions applicable to the Option may include service-based conditions, performance-based conditions, such other conditions as the Committee may determine, or any combination of such conditions. The Stock Option Agreement shall also specify the term of the Option. A Stock Option Agreement may provide for accelerated vesting and/or exercisability upon certain specified events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.

5.5 Death of Optionee. After an Optionee’s death, any vested and exercisable Options held by such Optionee may be exercised by his or her beneficiary or beneficiaries, his or her estate or legal heirs, as applicable. If permitted by the Committee and valid under applicable law, each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or permitted, if the designation is not valid under applicable law, or if no designated beneficiary survives the Optionee, then any vested and exercisable Options held by the Optionee may be exercised by his or her estate.

5.6 Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, reprice, extend, or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different exercise price or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially impair his or her rights or obligations under such Option.

5.7 Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted, or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

5.8 Payment for Option Shares. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased. In addition, the Committee may, in its sole discretion and to the extent permitted by applicable law, accept payment of all or a portion of the Exercise Price through any one or a combination of the following forms or methods:

(a) Subject to any conditions or limitations established by the Committee, by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee with a value on the date of surrender equal to the aggregate exercise price of the Common Shares as to which such Option will be exercised;

(b) By delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company;

(c) Subject to such conditions and requirements as the Committee may impose from time to time, through a net exercise procedure; or

(d) Through any other form or method consistent with applicable laws, regulations, and rules.

ARTICLE 6. STOCK APPRECIATION RIGHTS.

6.1 SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

6.2 Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains, which number shall adjust in accordance with Article 9.

6.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price, which shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant.

6.4 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become vested and exercisable. The vesting and exercisability conditions applicable to the SAR may include service-based conditions, performance-based conditions, such other conditions as the Committee may determine, or any combination thereof. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated vesting and exercisability upon certain specified events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.

6.5 Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company: (a) Common Shares, (b) cash, or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, not exceed the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

6.6 Death of Optionee. After an Optionee’s death, any vested and exercisable SARs held by such Optionee may be exercised by his or her beneficiary or beneficiaries, his or her estate or legal heirs, as applicable. If permitted by the Committee and valid under applicable law, each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was permitted or designated, if the designation is not valid under applicable law, or if no designated beneficiary survives the Optionee, then any vested and exercisable SARs held by the Optionee at the time of his or her death may be exercised by his or her estate or legal heirs.

6.7 Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, reprice, extend, or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, materially impair his or her rights or obligations under such SAR.

ARTICLE 7. RESTRICTED SHARES.

7.1 Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

7.2 Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, property, cancellation of other equity awards, promissory notes, past services and future services, and such other methods of payment as are permitted by applicable law.

7.3 Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting and/or other conditions as the Committee may determine. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting upon certain specified events.

7.4 Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other stockholders, unless the Committee otherwise provides. A Restricted Stock Agreement, however, may require that any cash dividends paid on Restricted Shares (a) be accumulated and paid when such Restricted Shares vest, or (b) be invested in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the shares subject to the Award with respect to which the dividends were paid. In addition, unless the Committee provides otherwise, if any dividends or other distributions are paid in Common Shares, such Common Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

7.5 Modification or Assumption of Restricted Shares. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Shares or may accept the cancellation of outstanding restricted shares (whether granted by the Company or by another issuer) in return for the grant of new Restricted Shares for the same or a different number of shares or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of Restricted Shares shall, without the consent of the Participant, materially impair his or her rights or obligations under such Restricted Shares.

ARTICLE 8. RESTRICTED STOCK UNITS.

8.1 Restricted Stock Unit Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the recipient and the Company. Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.

8.2 Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Award recipients.

8.3 Vesting Conditions. Each Award of Restricted Stock Units may or may not be subject to vesting, as determined by the Committee. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Agreement. Vesting conditions may include service-based conditions, performance-based conditions, such other conditions as the Committee may determine, or any combination thereof. A Restricted Stock Unit Agreement may provide for accelerated vesting upon certain specified events.

8.4 Voting and Dividend Rights. The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, Restricted Stock Units awarded under the Plan may, at the Committee’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach.

8.5 Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (a) cash, (b) Common Shares, or (c) any combination of both, as determined by the Committee. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average value of Common Shares over a series of trading days. Vested Restricted Stock Units shall be settled in such manner and at such time(s) as specified in the Restricted Stock Unit Agreement. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Article 9.

8.6 Death of Recipient. Any Restricted Stock Units that become payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries, his or her estate or legal heirs. If permitted by the Committee and valid under applicable law, each recipient of Restricted Stock Units under the Plan may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or permitted, if the designation is not valid under applicable law, or if no designated beneficiary survives the Award recipient, then any Restricted Stock Units that become payable after the recipient’s death shall be distributed to the recipient’s estate or legal heirs.

8.7 Modification or Assumption of Restricted Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding restricted stock units or may accept the cancellation of outstanding restricted stock units (whether granted by the Company or by another issuer) in return for the grant of new Restricted Stock Units for the same or a different number of shares or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of a Restricted Stock Unit shall, without the consent of the Participant, materially impair his or her rights or obligations under such Restricted Stock Unit.

8.8 Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

ARTICLE 9. ADJUSTMENTS; DISSOLUTIONS AND LIQUIDATIONS; CORPORATE TRANSACTIONS.

9.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, or any other increase or decrease in the number of issued Common Shares effected without receipt of consideration by the Company, proportionate adjustments shall be made to the following:

(a) The number and kind of shares available for issuance under Article 3, including the numerical share limit in Article 3.1;

(b) The number and kind of shares covered by each outstanding Option, SAR, and Restricted Stock Unit; and/or

(c) The Exercise Price applicable to each outstanding Option and SAR, and the repurchase price, if any, applicable to Restricted Shares.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee may make such adjustments as it, in its sole discretion, deems appropriate to the foregoing. Any adjustment in the number of shares subject to an Award under this Article 9.1 shall be rounded down to the nearest whole share, although the Committee in its sole discretion may make a cash payment in lieu of a fractional share. Except as provided in this Article 9, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

9.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, and Restricted Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

9.3 Corporate Transactions. In the event that the Company is a party to a merger, consolidation, or a Change in Control (other than one described in Article 14.6(d)), all Common Shares acquired under the Plan and all Awards outstanding on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Board, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or portions thereof) in an identical manner. Unless an Award Agreement provides otherwise, the treatment specified in the transaction agreement or by the Board may include (without limitation) one or more of the following with respect to each outstanding Award:

(a) The continuation of such outstanding Award by the Company (if the Company is the surviving entity);

(b) The assumption of such outstanding Award by the surviving entity or its parent, provided that the assumption of an Option or a SAR shall comply with applicable tax and regulatory requirements;

(c) The substitution by the surviving entity or its parent of an equivalent award for such outstanding Award (including, but not limited to, an award to acquire the same consideration paid to the holders of Common Shares in the transaction), provided that the substitution of an Option or a SAR shall comply with applicable tax and regulatory requirements;

(d) In the case of an Option or SAR, the cancellation of such Award without payment of any consideration. An Optionee shall be able to exercise his or her outstanding Option or SAR, to the extent such Option or SAR is then vested or become vested as of the effective time of the transaction, during a period of not less than five full business days preceding the closing date of the transaction, unless (i) a shorter period is required to permit a timely closing of the transaction, and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Option or SAR. Any exercise of such Option or SAR during such period may be contingent on the closing of the transaction;

(e) The cancellation of such Award and a payment to the Participant with respect to each share subject to the portion of the Award that is vested or becomes vested as of the effective time of the transaction equal to the excess of (A) the value, as determined by the Board in its absolute discretion, of the property (including cash) received by the holder of a Common Share as a result of the transaction, over (if applicable) (B) the per-share Exercise Price of such Award (such excess, if any, the “Spread”). Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving entity or its parent having a value equal to the Spread. In addition, any escrow, holdback, earn-out, or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of

Common Shares. If the Spread applicable to an Award (whether or not vested) is zero or a negative number, then the Award may be cancelled without making a payment to the Participant. In the event that an Award is subject to Code Section 409A, the payment described in this clause (e) shall be made on the settlement date specified in the applicable Award Agreement, provided that settlement may be accelerated in accordance with U.S. Treasury Regulation Section 1.409A-3(j)(4); or

(f) The assignment of any reacquisition or repurchase rights held by the Company in respect of an Award of Restricted Shares to the surviving entity or its parent, with corresponding proportionate adjustments made to the price per share to be paid upon exercise of any such reacquisition or repurchase rights.

For avoidance of doubt, the Committee shall have the discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to provide for the acceleration of vesting upon the occurrence of a Change in Control, whether or not the Award is to be assumed or replaced in the transaction, or in connection with a termination of the Participant’s service following a transaction.

Any action taken under this Article 9.3 shall either preserve an Award’s status as exempt from Code Section 409A or comply with Code Section 409A.

ARTICLE 10. OTHER AWARDS.

Subject in all events to the limitations under Article 3 above as to the number of Common Shares available for issuance under this Plan, the Company may grant other forms of Awards not specifically described herein and may grant awards under other plans or programs, where such awards are settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Restricted Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 11. LIMITATION ON RIGHTS.

11.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee. The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate the service of any Employee at any time, with or without cause, and with or without notice, subject to applicable laws, the Company’s certificate of incorporation and by-laws, and a written employment agreement (if any).

11.2 Stockholders’ Rights. Except as set forth in Article 7.4 or 8.4 above, a Participant shall have no dividend rights, voting rights, or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

11.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules, and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification, or listing or to an exemption from registration, qualification, or listing. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Common Shares as to which such requisite authority will not have been obtained or maintained, and shall enable the Committee to cancel Awards pertaining to such Common Shares, with or without consideration to the Participant.

11.4 Transferability of Awards. The Committee may, in its sole discretion, permit transfer of an Award in a manner consistent with applicable law. Unless otherwise determined by the Committee, Awards shall be transferable by a Participant only by: (a) beneficiary designation (if permitted by the Committee and valid under applicable law), (b) a will, or (c) the laws of descent and distribution.

11.5 Recoupment Policy. All Awards granted under the Plan, all amounts paid under the Plan, and all Common Shares issued under the Plan shall be subject to recoupment, clawback, or recovery by the Company in accordance with applicable law and with Company policy (whenever adopted) regarding same, whether or not such policy is intended to satisfy the requirements of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, the U.S. Sarbanes-Oxley Act, or other applicable law, as well as any implementing regulations and/or listing standards thereunder.

11.6 Other Conditions and Restrictions on Common Shares. Any Common Shares issued under the Plan shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal, other transfer restrictions, and such other terms and conditions as the Committee may determine. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Common Shares generally. In addition, Common Shares issued under the Plan shall be subject to such conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory, or tax advantage.

ARTICLE 12. TAXES.

12.1 General. It is a condition to each Award under the Plan that a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any Tax-Related Items required to be withheld in connection with any Award granted under the Plan by the date of the event creating the liability for Tax-Related Items. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan unless such obligations are satisfied.

12.2 Withholding. At the Company’s discretion and subject to any Company insider trading policy (including black-out periods), any withholding obligation for Tax-Related Items may be satisfied by (i) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a Participant; (ii) accepting a payment from the Participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company, a Parent, Subsidiary or Affiliate, as applicable; (iii) accepting the delivery of Common Shares, including Common Shares delivered by attestation; (iv) retaining Common Shares from the Award creating the withholding obligation for Tax-Related Items, valued on the date of delivery, (v) if there is a public market for Common Shares at the time the withholding obligation for Tax-Related Items is satisfied, selling Common Shares issued pursuant to the Award creating the withholding obligation for Tax-Related Items, either voluntarily by the Participant or mandatorily by the Company; (vi) accepting delivery of a promissory note or any other lawful consideration; or (vii) any combination of the foregoing payment forms. The amount withheld pursuant to any of the foregoing payment forms shall be determined by the Company and may be up to, but no greater than, the aggregate amount of such obligations based on the maximum statutory withholding rates in the applicable Participant’s jurisdiction for all Tax-Related Items that are applicable to such taxable income.

If any withholding obligation for Tax-Related Items will be satisfied under clause (iii) of the preceding paragraph, any payment of Tax-Related Items by assigning Common Shares to the Company may be subject to restrictions including any restrictions required by U.S. Securities and Exchange Commission, accounting, or other rules.

If any withholding obligation for Tax-Related Items will be satisfied under clause (v) of the preceding paragraph, each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to any brokerage firm selected by the Company to effect the sale to complete the transactions described in clause (v).

12.3 Section 409A Matters. Except as otherwise expressly set forth in an Award Agreement, it is intended that Awards granted under the Plan either be exempt from, or comply with, the requirements of Code Section 409A. To the extent an Award is subject to Code Section 409A (a “409A Award”), the terms of the Plan, the Award, and any written agreement governing the Award shall be interpreted to comply with the requirements of Code Section 409A so that the Award is not subject to additional tax or interest under Code Section 409A, unless the Committee expressly provides otherwise. A 409A Award shall be subject to such additional rules and requirements as specified by the Committee from time to time in order for it to comply with the requirements of Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to Code Section 409A(a)(1).

12.4 Limitation on Liability. Neither the Company nor any person serving on the Board or the Committee shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.

ARTICLE 13. FUTURE OF THE PLAN.

13.1 Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board. The Plan shall terminate automatically 10 years after the date when the Board adopted the Plan.

13.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

13.3 Stockholder Approval. Approval of the Company’s stockholders shall be required only to the extent required by applicable laws, regulations, or rules.

ARTICLE 14. DEFINITIONS.

14.1 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

14.2 “Award” means any award granted under the Plan, including as an Option, a SAR, a Restricted Share award, a Restricted Stock Unit award, or another form of equity-based award.

14.3 “Award Agreement” means a Stock Option Agreement, a SAR Agreement, a Restricted Stock Agreement, a Restricted Stock Unit Agreement, or such other agreement evidencing an Award granted under the Plan.

14.4 “Board” means the Company’s Board of Directors, as constituted from time to time.

14.5 “Change in Control” means:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Peter Szulczewski becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c) The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(d) Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable Award Agreement the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

14.6 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

14.7 “Committee” means a committee of the Board, as described in Article 2.

14.8 “Common Share” means one share of the Company’s Class A Common Stock.

14.9 “Company” means ContextLogic Inc., a Delaware corporation.

14.10 “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

14.11 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

14.12 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

14.13 “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

14.14 “Fair Market Value” means the closing price of a Common Share on any established stock exchange or a national market system on the applicable date or, if the applicable date is not a trading day, on the last trading day prior to the applicable date, as reported in a source that the Committee deems reliable. If Common Shares are not traded on an established stock exchange or a national market system, the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate. The Committee’s determination shall be conclusive and binding on all persons. Notwithstanding the foregoing, the determination of the Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

14.15 “NSO” means a stock option not described in Code Sections 422 or 423.

14.16 “Option” means an NSO granted under the Plan and entitling the holder to purchase Common Shares.

14.17 “Optionee” means an individual or estate holding an Option or SAR.

14.18 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

14.19 “Participant” means an individual or estate holding an Award.

14.20 “Plan” means this ContextLogic Inc. 2022 New Employee Equity Incentive Plan, as amended from time to time.

14.21 “Restricted Share” means a Common Share awarded under the Plan.

14.22 “Restricted Stock Agreement” means the agreement consistent with the terms of the Plan between the Company and the recipient of a Restricted Share that contains the terms, conditions, and restrictions pertaining to such Restricted Share.

14.23 “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

14.24 “Restricted Stock Unit Agreement” means the agreement consistent with the terms of the Plan between the Company and the recipient of a Restricted Stock Unit that contains the terms, conditions, and restrictions pertaining to such Restricted Stock Unit.

14.25 “SAR” means a stock appreciation right granted under the Plan.

14.26 “SAR Agreement” means the agreement consistent with the terms of the Plan between the Company and an Optionee that contains the terms, conditions, and restrictions pertaining to his or her SAR.

14.27 “Securities Act” means the U.S. Securities Act of 1933, as amended.

14.28 “Stock Option Agreement” means the agreement consistent with the terms of the Plan between the Company and an Optionee that contains the terms, conditions, and restrictions pertaining to his or her Option.

14.29 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

14.30 “Tax-Related Items” means any U.S. and non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with Awards and/or Common Shares.

CONTEXTLOGIC INC.

2022 NEW EMPLOYEE EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase shares of the Class A Common Stock of ContextLogic Inc. (the “Company”):

Name of Optionee:	«Name»

Total Number of Shares:	«TotalShares»

Type of Option:	Nonstatutory Stock Option

Exercise Price per Share:	$«PricePerShare»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestDay»

Vesting Schedule:	This option shall vest and become exercisable with respect to the first «CliffPercent» of the shares subject to this option when you complete «CliffPeriod» months of continuous service as an Employee or Consultant (“Service”) after the Vesting Commencement Date. This option shall vest and become exercisable with respect to an additional «IncrementalPercent» of the shares subject to this option when you complete each additional month of continuous Service thereafter.

Expiration Date:	«ExpDate». This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement, and may terminate earlier in connection with certain corporate transactions as described in Article 9 of the Plan.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Company’s 2022 New Employee Equity Incentive Plan (the “Plan”) and the Stock Option Agreement (the “Agreement”), both of which are attached to, and made a part of, this document. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

The Company may, in its sole discretion, decide to deliver any documents related to options awarded under the Plan, future options that may be awarded under the Plan, and all other documents that the Company is required to deliver to security holders (including annual reports and proxy statements) by email or other electronic means (including by posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company. You acknowledge that you may incur costs in connection with any such delivery by means of electronic transmission, including the cost of accessing the Internet and printing fees, and that an interruption of Internet access may interfere with your ability to access the documents.

You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s common stock.

CONTEXTLOGIC INC.

2022 NEW EMPLOYEE EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Grant of Option

Subject to all of the terms and conditions set forth in the Notice of Stock Option Grant (the “Grant Notice”), this Stock Option Agreement (this “Agreement”), and the Plan, the Company has granted you an option to purchase up to the total number of shares specified in the Grant Notice at the exercise price indicated in the Grant Notice.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Grant Notice, or the Plan.

Tax Treatment	This option is intended to be a nonstatutory stock option, as provided in the Grant Notice.

Vesting

This option vests and becomes exercisable in accordance with the vesting schedule set forth in the Grant Notice.

In no event will this option vest or become exercisable for additional shares after your Service has terminated for any reason unless expressly provided in a written agreement between you and the Company.

Term of Option	This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Grant Notice. (This option will expire earlier if your Service terminates earlier, as described below, and this option may be terminated earlier as provided in Article 9 of the Plan.)

Termination of Service

If your Service terminates for any reason, this option will expire to the extent it is unvested as of the Termination Date (as defined in the following paragraph) and does not vest as a result of your termination of Service. The Company determines whether and when your Service terminates for all purposes of this option. For the avoidance of doubt, Service during only a portion of a vesting period shall not entitle you to vest in a pro-rata portion of this option.

For purposes of this option, your Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any) as of the date (the “Termination Date”) you are no longer providing active services to the Company, its Parent or any of its Subsidiaries or Affiliates and will not be extended by any notice period (e.g., your period of Service will not include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or service agreement, if any). Unless otherwise expressly provided in the Plan or determined by the Company, (i) your right to vest in this option, if any, will terminate as of the Termination Date, and (ii) the period (if any) during which you may exercise this option after your Service terminates will commence on the Termination Date. The Company shall have exclusive discretion to determine when your Service terminates for purposes of this option (including when you are no longer considered to be providing Service while on leave of absence).

Regular Termination	If your Service terminates for any reason except death or total and permanent disability, then this option, to the extent vested as of the Termination Date, will expire at the close of business at Company headquarters on the date three months after the Termination Date.

Death	If your Service terminates as a result of your death, then this option, to the extent vested as of the date of your death, will expire at the close of business at Company headquarters on the date twelve months after the date of your death.

Disability

If your Service terminates because of your total and permanent disability, then this option, to the extent vested as of the Termination Date, will expire at the close of business at Company headquarters on the date six months after the Termination Date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a medical leave, or another bona fide leave of absence, if the leave was approved by the Company or, if different by, a Parent, Subsidiary or Affiliate to which you are rendering service (the “Service Recipient) in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy, or the terms of your leave. However, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, or if you commence working on a part-time basis, the Company may adjust the vesting schedule in accordance with the Company’s leave of absence policy or the terms of your leave or so that the rate of vesting is commensurate with your reduced work schedule, as applicable, to the extent permitted by applicable law.

Restrictions on Exercise / Compliance with Law

Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of the Company’s Class A Common Stock, the Company shall not be required to permit the exercise of this option and/or delivery of Company shares prior to the completion of any registration or qualification of the shares under any

U.S. or non-U.S. local, state or federal securities or other law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares of the Company’s Class A Common Stock subject to the option with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of shares.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form or, if the Company has designated a third party to administer the Plan, you must notify such third party in the manner such third party requires. Your notice must specify how many shares you wish to purchase. The notice will be effective when the Company receives it.

However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

You may only exercise your option for whole shares.

Form of Payment

When you submit your Notice of Exercise, you must make arrangements for the payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

•  By delivering to the Company a personal check, a cashier’s check or a money order, or arranging for a wire transfer.

•  By giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the option exercise price and satisfy any withholding obligations for Tax-Related Items (as defined below). (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

The Company may permit other forms of payment in its discretion to the extent permitted by the Plan.

Responsibility for Taxes

Regardless of any action the Company or the Service Recipient takes with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company and/or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient: (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this option, including, but not limited to, the grant, vesting or exercise of this option, the issuance of shares upon exercise of this option, the subsequent sale of shares acquired pursuant to such exercise, and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the option or any aspect of this option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Service Recipient to satisfy any withholding obligations with regard to Tax-Related Items by one or a combination of the following:

• Withholding shares of the Company’s Class A Common Stock that otherwise would be issued to you when you exercise this option equal in value to the Tax-Related Items.

• Permitting you to surrender shares of the Company’s Class A Common Stock that you previously acquired equal in value to the Tax-Related Items.

• Withholding the amount of Tax-Related Items from proceeds of the sale of the Company’s Class A Common Stock acquired upon the exercise of this option either through a voluntary sale (including a same-day sale described above) or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent). You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price. Regardless of whether the Company arranges for such sale, you will be responsible for all fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sales.

• Withholding the amount of Tax-Related Items from your wages or other compensation payable to you by the Company and/or the Service Recipient.

• Any other means approved by the Company.

The Company may withhold or account for Tax-Related Items by considering the statutory withholding amount or other withholding rates, including maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares), or if not refunded, you may seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Service Recipient. If the withholding obligation for Tax-Related Items is satisfied by withholding in shares of the Company’s Class A Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares subject to the exercised portion of this option, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items.

You agree to pay to the Company in cash any amount of Tax-Related Items that the Company is not able to satisfy by the means described above. To the extent you fail to comply with your obligations in connection with the Tax-Related Items, the Company may refuse to permit your exercise of this option or to issue and deliver the shares or the proceeds of the sale of shares of the Company’s Class A Common Stock subject to the option.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by means of a written beneficiary designation (if authorized by the Company and to the extent such beneficiary designation is valid under applicable law) which must be filed with the Company on the proper form; provided, however, that your beneficiary or a representative of your estate or your legal heirs acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary or representative of the estate or legal heirs were you.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a Notice of Exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Nature of Grant	By accepting this option, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and the Company may amend, modify, suspend or terminate the Plan at any time, to the extent permitted by the Plan; (b) the grant of this option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past; (c) all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company; (d) neither this option nor this Agreement alters the at-will nature of your Service relationship; (e) the option grant does not interfere with the ability of the Company or the Service Recipient, as applicable, to terminate your status as a Service Provider; (f) this option grant does not establish an employment or other service relationship with the Company; (g) you are voluntarily participating in the Plan; (h) this option and the shares of the Company’s Class A Common Stock subject to this option, and the income from and value of same, are not intended to replace any pension rights or compensation; (i) this option and the shares of the Company’s Class A Common Stock subject to this option, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments; (j) the future value of the shares of the Company’s Class A Common Stock subject to this option is unknown, indeterminable, and cannot be predicted with certainty; (k) if the shares of the Company’s Class A Common Stock subject to this option do not increase in value, this option will have no value; (l) if you exercise this option and acquire shares of the Company’s Class A Common Stock, the value of such shares may increase or decrease in value, even below the exercise price; (m) no claim or entitlement to compensation or damages shall arise from forfeiture of this option resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are employed or otherwise rendering service or the terms of your employment or service agreement, if any); (n) unless otherwise agreed with the Company, this option and any shares of the Company’s Class A Common Stock acquired upon exercise of this option, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Parent, Subsidiary or Affiliate; and (o) unless otherwise provided in the Plan or by the Company in its discretion, this option and the benefits evidenced by this Agreement do not create any entitlement to have this option transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company’s Class A Common Stock.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company, paying the exercise price, and satisfying any applicable withholding obligations for Tax-Related Items. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Recoupment Policy	This option, and the shares acquired upon exercise of this option, shall be subject to any Company recoupment or clawback policy in effect from time to time.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then this option will be subject to the applicable provisions of Article 9 of the Plan.

No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or the acquisition or sale of shares of the Company’s Class A Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Insider Trading/Market Abuse Laws	You understand that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States and the country or countries in which the shares of the Company’s Class A Common Stock are listed, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares, rights to shares (options), or rights linked to the value of shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you understand that you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to restrictions that may apply to you under the Company’s Insider Trading Policy. It is your responsibility to comply with the Company’s Insider Trading Policy and any applicable legal or regulatory trading restrictions. You should consult with your personal legal advisor on this matter.

Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan and on any shares of the Company’s Class A Common Stock acquired under the Plan, if the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Governing Law; Venue	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions). For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit and consent to the sole and exclusive jurisdiction of the courts of the State of California, or the federal courts for San Francisco County, California, and no other courts, where this grant is made and/or to be performed.

Severability	The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

Waiver	You acknowledge that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other optionee.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement, and the Grant Notice constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments, or negotiations concerning this option are superseded.

BY ACCEPTING THIS OPTION GRANT, YOU AGREE TO ALL OF THE TERMS

AND CONDITIONS DESCRIBED IN THIS AGREEMENT, THE GRANT NOTICE

AND THE PLAN.

CONTEXTLOGIC INC.

2022 NEW EMPLOYEE EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted Restricted Stock Units (“RSUs”), each representing the right to receive one share of Class A Common Stock of ContextLogic Inc. (the “Company”) on the following terms:

Name of Recipient:	«Name»

Total Number of RSUs Granted:	«TotalRSUs»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestingCommencementDate»

Vesting Schedule:	1/16th of the RSUs subject to this award will vest on the first Company Vesting Date following your completion of three months of continuous service as an Employee or Consultant (“Service”) following the Vesting Commencement Date, and an additional 1/16th of the RSUs subject to this award will vest on each Company Vesting Date thereafter, provided that you remain in continuous Service through each such date. The “Company Vesting Dates” are February 15th, May 15th, August 15th and November 15th each year.

You and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Company’s 2022 New Employee Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”), both of which are attached to, and made a part of, this document. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan, future RSUs that may be awarded under the Plan, and all documents that the Company is required to deliver to security holders (including annual reports and proxy statements) by email or other electronic means (including posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company. You acknowledge that you may incur costs in connection with any such delivery by means of electronic transmission, including the cost of accessing the Internet and printing fees, and that an interruption of Internet access may interfere with your ability to access the documents.

You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s common stock.

CONTEXTLOGIC INC.

2022 NEW EMPLOYEE EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Grant of RSUs

Subject to all of the terms and conditions set forth in the Notice of Restricted Stock Unit Award (the “Grant Notice”), this Restricted Stock Unit Agreement (this “Agreement”), and the Plan, the Company has granted to you the number of RSUs set forth in the Grant Notice.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Grant Notice, or the Plan.

Nature of RSUs	Your RSUs are bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of the Company’s Class A Common Stock on a future date. As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company.

Payment for RSUs	No payment is required for the RSUs that you are receiving.

Vesting

The RSUs vest in accordance with the vesting schedule set forth in the Grant Notice.

In no event will any additional RSUs vest after your Service has terminated for any reason unless expressly provided in a written agreement between you and the Company.

Termination of Service/Forfeiture

If your Service terminates for any reason, then your RSUs will be forfeited to the extent that they have not vested before the Termination Date (as defined in the following paragraph) and do not vest as a result of the termination of your Service. This means that any RSUs that have not vested under this Agreement will be cancelled immediately as of the Termination Date. You will receive no payment for RSUs that are forfeited. For the avoidance of doubt, Service during only a portion of the vesting period shall not entitle you to vest in a pro-rata portion of the RSUs.

For purposes of the RSUs, your Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any) as of the date (the “Termination Date”) you are no longer actively providing services to the Company, its Parent or any of its Subsidiaries or Affiliates and will not be extended by any notice period (e.g., your period of Service will not be extended by any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any). The Company shall have discretion to determine when the Termination Date occurs for purposes of the RSUs (including when you are no longer considered to be providing Service while on a leave of absence).

Leaves of Absence and Part-Time Work

For purposes of the RSUs, your Service does not terminate when you go on a military leave, a medical leave or another bona fide leave of absence, if the leave was approved by the Company or, if different by a Parent, Subsidiary or Affiliate to which you are rendering service (the “Service Recipient”) in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. However, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, or if you commence working on a part-time basis, the Company may adjust the vesting schedule in accordance with the Company’s leave of absence policy, or the terms of your leave or so that the rate of vesting is commensurate with your reduced work schedule, as applicable, to the extent permitted by applicable law.

Settlement of RSUs

Each RSU will be settled as soon as practicable on or following the date when it vests, but in any event within 60 days following the vesting date (unless you and the Company have agreed in writing to a later settlement date pursuant to procedures the Company may prescribe at its discretion). In no event will you be permitted, directly or indirectly, to specify the taxable year of settlement of any RSUs subject to this award.

At the time of settlement, you will receive one share of the Company’s Class A Common Stock for each vested RSU.

No fractional shares will be issued upon settlement.

Section 409A

Unless you and the Company have agreed to a deferred settlement date (pursuant to procedures that the Company may prescribe at its discretion), settlement of these RSUs is intended to be exempt from the application of Code Section 409A pursuant to Treasury Regulation 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exception.

Notwithstanding the foregoing, if it is determined that settlement of these RSUs is not exempt from Code Section 409A and the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), then this paragraph will apply. If this paragraph applies, and the event triggering settlement is your “separation from service,” then any RSUs that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of: (i) the six-month anniversary of your separation from service, or (ii) your death.

Each installment of RSUs that vests is hereby designated as a separate payment for purposes of Code Section 409A.

No Voting Rights or Dividends	Your RSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your RSUs are settled by issuing shares of the Company’s Class A Common Stock.

RSUs Nontransferable	You may not sell, transfer, assign, pledge, or otherwise dispose of any RSUs. For instance, you may not use your RSUs as security for a loan. In addition, regardless of any marital property settlement agreement, the Company is not obligated to recognize your former spouse’s interest in your RSUs in any way.

Beneficiary Designation	You may dispose of your RSUs in a written beneficiary designation if authorized by the Company and to the extent such beneficiary designation is valid under applicable law. Any beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation, if the Company has not authorized the beneficiary designation, if the beneficiary designation is not valid, or if none of your designated beneficiaries survives you, then your estate or your legal heirs will receive any vested RSUs that you hold at the time of your death.

Responsibility for Taxes

Regardless of any action the Company or, the Service Recipient takes with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company and/or the Service Recipient. You further acknowledge that the Company and the Service Recipient: (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the issuance of shares upon settlement of the RSUs, the subsequent sale of shares acquired pursuant to such settlement, and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Service Recipient, in their sole discretion, to satisfy any withholding obligations with regard to Tax-Related Items by one or a combination of the following:

•  Withholding the amount of any Tax-Related Items from your salary, wages or other cash compensation payable to you by the Company and/or the Service Recipient.

•  Withholding the amount of any Tax-Related Items from proceeds of the sale of shares of the Company’s Class A Common Stock acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent). You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price. Regardless of whether the Company arranges for such sale, you will be responsible for all fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sales.

•  Withholding shares of the Company’s Class A Common Stock otherwise to be issued to you when the RSUs are settled equal in value to the Tax-Related Items.

•  Any other means approved by the Company.

The Company may withhold or account for Tax-Related Items by considering the statutory withholding amount or other withholding rates, including maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares), or if not refunded, you may seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Service Recipient. If the withholding obligation for Tax-Related Items is satisfied by withholding in shares of the Company’s Class A Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares subject to the RSUs, notwithstanding that a number of shares is held back solely for the purpose of paying the Tax-Related Items.

You agree to pay to the Company in cash any amount of Tax-Related Items that the Company is not able to satisfy by the means described above. To the extent you fail to comply with your obligations in connection with the Tax-Related Items, the Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of the Company’s Class A Common Stock subject to the RSUs.

Restrictions on Issuance / Compliance with Law	Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of the Company’s Class A Common Stock, the Company shall not be required to issue any shares to you prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. local, state or federal securities or other law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares of the Company’s Class A Common Stock subject to the RSUs with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend this Agreement without your consent to the extent necessary to comply with the securities or other laws applicable to the issuance of shares.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Nature of Grant	By accepting the RSUs, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and the Company may amend, modify, suspend or terminate the Plan at any time, to the extent permitted by the Plan; (b) the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs or benefits in lieu of RSUs, even if RSUs have been granted in the past; (c) all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company; (d) neither this award nor this Agreement alters the at-will nature of your relationship; (e) the RSU grant does not interfere with the ability of the Company or the Service Recipient, as applicable, to terminate your status as a Service Provider; (f) the RSU grant does not establish an employment or other service relationship with the Company; (g) you are voluntarily participating in the Plan; (h) the RSUs and the shares of the Company’s Class A Common Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation; (i) the RSUs and the shares of the Company’s Class A Common Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments; (j) the future value of the shares of the Company’s Class A Common Stock subject to the RSUs is unknown, indeterminable, and cannot be predicted with certainty; (k) no claim or entitlement to compensation or damages shall arise from the forfeiture of the RSUs resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are employed or otherwise rendering service, or the terms of your employment or other service agreement, if any); (l) unless otherwise agreed with the Company, the RSUs and the shares of the Company’s Class A Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Parent, Subsidiary or Affiliate; and (m) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company’s Class A Common Stock.

Adjustments	In the event of a stock split, a stock dividend, or a similar change in Company stock, the number of your RSUs will be adjusted pursuant to the Plan.

No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or the acquisition or sale of shares of the Company’s Class A Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Insider Trading / Market Abuse Laws	You understand that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States and the country or countries in which the shares of the Company’s Class A Common Stock are listed, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares, rights to shares (RSUs), or rights linked to the value of shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you understand that you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to restrictions that may apply to you under the Company’s Inside Trading Policy. It is your responsibility to comply with the Company’s Insider Trading Policy and any applicable legal or regulatory trading restrictions. You should consult with your personal legal advisor on this matter.

Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then your RSUs will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either: (a) preserve the exemption of your RSUs from Code Section 409A, or (b) comply with Code Section 409A.

Recoupment Policy	This award, and the shares acquired upon settlement of this award, shall be subject to any Company recoupment or clawback policy in effect from time to time.

Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan and on any shares of the Company’s Class A Common Stock acquired under the Plan, if the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Governing Law; Venue	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions). For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit and consent to the sole and exclusive jurisdiction of the courts of the State of California, or the federal courts for San Francisco County, California, and no other courts, where this grant is made and/or to be performed.

Severability	The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

Waiver	You acknowledge that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by your or any other participant.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Grant Notice constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded.

BY ACCEPTING THIS RSU AWARD, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT, THE

GRANT NOTICE AND THE PLAN.